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                                                                    EXHIBIT 10.6

November 1, 1999





Mark Simcoe
3500 Parkway Lane
Suite 555
Norcross, GA  30092



Dear Mark,

This letter is to clarify the verbal agreement between you and SynQuest, Inc. in the event of that SynQuest terminates your employment. If SynQuest terminates your employment without cause you will be entitled to receive six (6) months of your then current base salary as severance compensation, provided that, if requested, you execute a standard release of the company in the form of release then being used by the company for other terminated employees.

You are not entitled to any severance compensation in the event you voluntarily terminate your employment with the SynQuest, or in the event your employment is terminated by SynQuest for cause.

SynQuest, Inc.

By: /s/ John Bartels
   ------------------------
John Bartels



Agreed:

/s/ Mark Simcoe
-------------------------
Mark Simcoe